Exhibit 4.21

Private Placement of up to

U.S. $20,000,000 Principal Amount of Harken Energy Corporation

5% Senior Convertible Notes due 2009

Subscription Agreement

1. Delivery of Documents.

(a)	Delivery of Documents by Harken. The following documents have been delivered or otherwise made available to the undersigned in connection with the offer and sale by Harken Energy Corporation (“Harken” or the “Company”) to the undersigned Buyer (“Buyer”) of its 5% Senior Convertible Notes due 2009 with principal amount of up to $20,000,000 (the “Notes”), pursuant to Regulation D of the United States Securities Act of 1933:

(1)	Exhibit A:	Private Placement Agreement;

(2)	Exhibit B:	Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and all subsequent filings of Harken with the United States Securities and Exchange Commission have been made available to the Buyer at the Company’s website at www.harkenenergy.com.

(3)	The Private Offering Memorandum dated July 21, 2004, which contains a form of the Notes, attached as Appendix A thereto and incorporated therein by reference.

(4)	Exhibit C:	The Officer’s Certificate of Buyer.

(b)	Delivery of Documents by Buyer. The Officer’s Certificate of Buyer shall be deemed to have been executed by the Buyer and delivered to the Company as of the date hereof and the facts set forth therein shall be deemed to be certified upon the execution by the Buyer of this agreement.

2. General

(a)	Capitalized terms not defined herein shall have the meanings set forth in the Private Placement Agreement. The Buyer is encouraged to read the documents referred to above very carefully in regard to a potential investment in the Notes and the common stock of the Company (“Common Stock”) into which the Notes are convertible, and by signing below will agree with Harken that it has done so.

(b)	The Company strongly urges the Buyer carefully to read the language contained under the heading “Risk Factors” in the Private Offering Memorandum for certain risk factors with respect to an investment in securities of the Company. The Buyer acknowledges that it has read and understands such risk factors and statements.

3. Subscription Terms.

(a)	Subscription. The Buyer hereby subscribes for and agrees to purchase $ 5,245,000 in principal amount of the Notes for a total cash consideration value (“Consideration Value”) equal to the nominal amount of the Notes subscribed.

(b)	Company Wire Instructions. The Consideration Value specified in paragraph 3(a) must be delivered to the following account of the Common Depository on behalf of the Company on the Closing Date:

Name of Common Depository	The Bank of New York
Euroclear Account ID Number	95326
Clearstream Account ID Number	80199
Common Code	019458431
ISIN No	XS0194584313
Swiss Securities No	To be notified
Trade Date	4 August 2004
Settlement Date	6 August 2004

(c)	Ownership of Shares. Neither the Buyer nor its affiliates are owners, beneficially or otherwise, of any Common Stock or other equity securities of the Company, or rights to acquire Common Stock or other equity securities of the Company other than as set forth below:

(i) Ordinary shares of Common Stock:             -0-             ; and

(ii) Other securities:             -0-            .

(d)	Shares Outstanding and Reserved for Issuance. As of June 7, 2004, the Company had 206,238,087 shares of Common Stock issued and outstanding, 32,135,430 shares of Common Stock reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and 296,372 shares of Series G-1, 27,150 shares of
Series G-2, 77,517 shares of Series G-4, 50,000 share of Series J and 50,000 shares of Series L Preferred Stock issued and outstanding as well as 8,300,034 warrants to purchase shares of Common Stock.

(e)	Notice to Buyer. Notices to Buyer shall be provided in accordance with the Private Placement Agreement to the following address:

Name:*	[GLOBAL CONVERTIBLE MEGATREND, LTD]

Address:	[C/O FES First Equity Securities AG
Bleicherweg 66
CH-8022 Zurich
www.fes.ch
ATTN: Markus Mueller

Telephone No: +41-1-280-50-66

Fax No: +41-1-280-53-39

(f)	Delivery of Notes. The global note certificate for the Notes will be delivered on the Closing Date to the Common Depository for Euroclear and Clearstream for credit to the account of the Buyer set out below.

Settlement System (Euroclear/Clearstream)	EUROCLEAR: 96718 or 92463*
Account ID Number	*
Participant Name	Jefferies London or Credite Agricole Luxembourg*
Common Code	019458431
ISIN No:	XS0194584313
Swiss Securities No:	To be notified
Trade Date	4 August 2004
Settlement Date	6 August 2004

4.	Private Placement Agreement Binding; Confirmations. When this agreement is signed below by the Buyer, (a) Harken and the Buyer agree that the Private Placement Agreement attached as Exhibit A will be a valid and binding agreement between them, and (b) the Buyer will have confirmed to Harken its representations, covenants and acknowledgments contained in Sections 2 and 4 of such Private Placement Agreement.

5.	Limitation of Dispositions. Neither the Notes nor the Company’s Common Stock issuable upon conversion of the Notes have been or will be registered with the United States Securities Act of 1933, as amended (the “Securities Act”), except as described in the attached documents. Such securities may not be offered, converted or otherwise disposed of, unless they are registered under such Securities Act and any applicable state securities laws or exemptions from the registration requirements of the foregoing securities laws are available.

BUYER: GLOBAL CONVERTIBLE MEGATREND

By: /S/
Name: Markus Mueller
Title: Manager
If applicable, Buyer’s Tax ID No.: _____________

Date: July 21, 2004

HARKEN ENERGY CORPORATION

By: /s/
Name: Elmer Johnston
Title: Vice President, Secretary and General Counsel

Date: August 19, 2004

* Buyer to complete